EXHIBIT 10.27


March 6, 1998

GSE PROCESS SOLUTIONS, INC.
8930 Stanford Boulevard
Columbia, Maryland  21045

Re: Amended and Restated Letter of Credit, Loan and Security Agreement dated October 13, 1995 (the "Loan Agreement") by and between GSE Process Solutions, Inc. ("GSE") and CoreStates Bank, N.A. ("CoreStates").
     ---------------------------------------------------------------------------

Dear Sirs:

        GSE and CoreStates are parties to the Loan Agreement, as the same has been amended from time to time. Pursuant to its original terms, the Loan Agreement expired December 31, 1997. By letter dated December 29, 1997, CoreStates agreed to extend the Termination Date, as such term is defined in the Loan Agreement, until March 31, 1998. GSE Systems, Inc. and GSE Erudite Software, Inc. guarantee the obligations under the Loan Agreement. GSE Systems, Inc. has advised CoreStates that it is considering the sale of GSE Erudite Software, Inc. Capitalized terms used in this letter shall have the same meanings as given to such terms in the Loan Agreement, unless the context requires otherwise.

        GSE has requested that CoreStates (a) permit Advances in excess of the current Collateral Value by increasing the amount of the Collateral Value from the date hereof until the earlier to occur of the sale of GSE Erudite Software, Inc. or May 15, 1998 by the amount of $1,500,000 (the "Overadvance Limit") and
(b) extend the Termination Date until June 30, 1998. CoreStates is agreeable to such increase and extension provided the following terms and conditions are met:

        1. Delivery of each of the following:

                (a) Guaranty agreements (each a "Guaranty") of G P Strategies Corporation ("Strategies") and ManTech International Corporation ("ManTech") assuring payment of the obligations of GSE to CoreStates due under the Loan Agreement each in the amount of $1,500,000 and in the aggregate amount of $3,000,000, in the form attached hereto as Exhibit A. (ManTech and Strategies are hereafter sometimes called "Guarantors".)

                (b) A copy, certified in writing by the Secretary or an Assistant Secretary of each of ManTech and Strategies, of (i) resolutions of the Board of Directors of each "Guarantor" evidencing approval of the Guarantees and each matter contemplated thereby and (ii) each document evidencing other corporate action and governmental approvals, if any, with respect to the Guarantees and (iii) a statement as to the names and signatures of the officers of each Guarantor authorized to sign the Guarantees and the other documents or certificates to be executed or delivered pursuant thereto; and

                (c) A favorable opinion of counsel to each Guarantor in form and substance as attached hereto as Exhibit B.

        2. Retroactive to February 1, 1998, (a) each Prime Rate Loan shall bear interest as provided in the Loan Agreement, except that the rate shall be applied at Prime Rate plus 1.00% and (b) each Eurodollar Loan shall bear interest as provided in the Loan Agreement, except that the rate shall be applied at the LIBO Rate plus 3.00%.

        3. (a) No Loan shall continue as a Eurodollar Loan after the expiration of the current Interest Period, no new Eurodollar Loans shall be made and no Prime Rate Loan shall be converted into a Eurodollar Loan.

           (b) No Letters of Credit shall be issued under the Loan Agreement.

           (c) GSE shall pay no cash fees to either Guarantor for the issuance of its Guaranty.

        4. (a) GSE will pay on demand all costs and expenses (including the reasonable fees and out-of-pocket expenses of the Bank's counsel and the Bank's auditors and consultants) incurred by the Bank in connection with (i) audits and Collateral review, (ii) the preparation and negotiation of this letter agreement and the Guarantees, and (iii) the enforcement and protection of the rights of the Bank in connection with this letter agreement or either of the Guarantees.

           (b) In consideration for the establishment of the Overadvance Limit and the extension of the Termination Date until June 30, 1998, GSE will pay to the Bank a restructuring and waiver fee in the total amount of $70,000.

        5. Beginning with Monday, March 9, 1998, and on each Wednesday thereafter, GSE shall deliver a Borrowing Certificate with information completed as of the previous Friday to CoreStates in the same form as Exhibit B to the Loan Agreement.

        6. In the event of a sale of GSE Erudite Software, Inc., the Commitment shall immediately be reduced to $3,000,000 and GSE shall thereupon make such payments on the Loans as are required to reduce the total of the outstanding balances of the Loans and the Letter of Credit Obligations to not more than the lesser of (a) the Collateral Value or (b) the Commitment. For the purpose of this paragraph such sale shall be deemed to have occurred at such time as the legal or equitable title to all or substantially all of the assets or stock of GSE Erudite Software, Inc. shall have been transferred to the purchaser thereof.

        7. GSE has informed CoreStates that the financial statements that will be issued as of December 31, 1997 and March 31, 1998 will almost certainly report results that will fail to meet the Cash Flow Coverage Ratio and the Tangible Net Worth provisions found in Sections 10.1 and 10.3 of the Loan Agreement, respectively. CoreStates hereby waives any Default or Event of Default caused by the failure to meet the Cash Flow Coverage Ratio for the periods ending December 31, 1997 and March 31, 1998 only and waives any Default or Event of Default caused by the failure to meet the Tangible Net Worth provision for the periods ending December 31, 1997 and March 31, 1998, provided, however, that the Tangible Net Worth shall be at least $5.5 million for the period ending December 31, 1997 and $3 million for the period ending March 31, 1998.

        Except as the Loan Agreement is specifically amended or modified or any provision thereof is waived, all provisions of the Loan Agreement and the other Financing Documents shall remain in full force and effect and CoreStates reserves all of its rights thereunder.

        Please signify your acceptance of this extension by executing this letter agreement in the space provided below.

                           Very truly yours,

                           /s/ Derrick R. Davis
                           --------------------------
                           Derrick R. Davis,
                           Vice President


The foregoing agreement is accepted and acknowledged this 6th day of March 1998.

                           GSE PROCESS SOLUTIONS, INC.


                           By: /s/ Robert W. Stroup
                               ------------------------
                           Its: Executive Vice President,
                                Secretary & Treasurer


                              CONSENT OF GUARANTORS


        GSE Systems, Inc. and GSE Erudite Software, Inc., each as guarantor of the obligations of GSE Process Solutions, Inc. pursuant to their respective guarantees of February 23, 1996 and November 11, 1997 hereby consent to the terms and conditions set forth above this 6th day of March 1998.

                           GSE SYSTEMS, INC.

                           By: /s/ Robert W. Stroup
                               ------------------------
                           Its: Executive Vice President,
                                Secretary & Treasurer


                           GSE ERUDITE SOFTWARE, INC.

                           By: /s/ Robert W. Stroup
                               ------------------------
                           Its: Executive Vice President,
                                Secretary & Treasurer